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                                                                    EXHIBIT 21.1

                              List of Subsidiaries

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
 1.  Creative Master Limited, a Hong Kong corporation.
 2.  Excel Master Limited, a Hong Kong corporation.
 3.  Carison Engineering Limited, a Hong Kong corporation.
 4.  Techtime Industries Limited, a Hong Kong corporation.
     Mastercraft Engineering Limited (formerly Queenex Enterprises Limited), a
 5.  Hong Kong corporation.
 6. Dongguan Changying Toys Factory Co. Ltd., a Chinese joint venture. Creative Master Special Holdings, Inc., a British Virgin Islands
 7.  corporation.
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